Exhibit 99.1

B of I Holding, Inc. Announces Record Quarterly Earnings

Third Quarter Net Income Increases to $862,000, Up 4.1% over March 2006

SAN DIEGO, CA – (MARKET WIRE) – May 2, 2007—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced financial results for its third quarter ended March 31, 2007. Net income for the third quarter increased to $862,000, the largest quarterly net income posted by B of I since opening in 2000. Earnings were up 4.1% for the third quarter of fiscal 2007 compared to the $828,000 earned for third quarter of 2006. Diluted earnings per share were $0.09 for both the third quarter of 2007 and the third quarter of 2006.

Third Quarter Highlights:

•	Total assets were $847.0 million, up 20.2% from March 31, 2006.

•	Total deposits were $461.5 million, up 13.7% from March 31, 2006.

•	Asset quality remains strong with no nonperforming loans at March 31, 2007.

•	Net interest margin was 1.42%, up 13 basis points versus the quarter ended December 2006 and down 12 basis points versus the third quarter ended March 2006.

•	We commenced indirect recreational vehicle (RV) lending in March 2007, originating $9.6 million in the first month.

•	Online originations of home equity loans were $4.5 million for the quarter, up 124.8% from the quarter ended December 2006.

“We are executing our plan presented to shareholders at the beginning of our fiscal year. Our third quarter results confirm the benefits,” stated Gary Lewis Evans, President and Chief Executive Officer. “The improvement in our net interest margin to 1.42% for the March 2007 quarter, up from 1.29% for the December 2006 quarter, is an important first step.”

Other accomplishments during the quarter were:

Indirect RV Lending — In March 2007, the Bank began originating RV loans with more than 50 dealers in 19 states. By March 31, 2007 we had originated $9.6 million in RV loans to borrowers with average FICO scores of 730.

Marketing Agreement with Camping World — On March 28, 2007, the Bank executed a five-year agreement with CWI, Inc. (Camping World) to offer loan and deposit products to its customers. Camping World is the largest retailer of RV parts and accessories with more than 70 locations across 27 states. Under the terms of the agreement, Camping World will direct its customers to our online branch, RVBank.com. For those customers that open and fund deposit accounts and loans through RVBank, Camping World will receive a one-time new account fee and certain recurring fees.

“We are very excited about our new relationship with Camping World, the RV lending and all of our accomplishments this quarter, “remarked Mr. Evans. “We are building shareholder value,” he added and continued. “This quarter, the book value of our common shares increased to $8.21, up $ 0.20 per share from our last quarter ended in December 2006 as a result of our earnings and increased market value of our mortgage-backed securities portfolio. “

Earnings Summary

For the third quarter ending March 31, 2007, net income was $862,000, an increase of 4.1% from the third quarter of last year. Net interest income increased $290,000 in the third quarter of fiscal 2007 compared to the third quarter of last year as a result of increased interest-earning assets, partially offset by a decline in the net interest margin. The net interest margin for the quarter ended March 31, 2007 was 1.42% compared to 1.54% for the quarter ended March 31, 2006. The decline in the net interest margin year over year was due primarily to the continued flattening and the inversion of the yield curve, where interest costs on deposit and borrowings are increasing faster than the increase in yield on mortgage loans and investments. Compared to the quarter ended December 31, 2006, the net interest margin for the third quarter of fiscal 2007 increased 13 basis points. The provision for loan loss for the quarter was zero compared to a provision of $15,000 in the third quarter of the prior year. The absence of a loan loss provision was the result of continued strong overall asset quality and a shift in the mix of asset types, specifically declines in the multifamily and single-family mortgage loan portfolios, which more than offset the impact of increased home equity and RV lending, and increases in government-sponsored mortgage-backed securities. Non-interest income for the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006 decreased $86,000, due to lower mortgage loan prepayment penalty income and mortgage banking fee income. Non-interest expense, or operating expense, increased 8.0% this quarter compared to the same period last year.

For the nine months ended March 31, 2007, net income was $2,415,000, or $0.26 per diluted share, compared to $2,424,000, or $0.25 per diluted share, for the nine months ended March 31, 2006.

Balance Sheet Summary

Total assets increased $109.1 million, or 14.8%, to $847.0 million, as of March 31, 2007, up from $737.8 million at June 30, 2006 and up 20.2% from $704.7 million at March 31, 2006. The increase in total assets this quarter of $43.6 million was the result of purchases of mortgage-backed securities of $77.2 million, partially offset by payoffs of multifamily and single family loans of $38.1 million. The asset growth this quarter was generally funded by an increase in reverse repurchase borrowings of $45.0 million. We elected to increase borrowings faster than deposits this quarter to provide better extension of the average life of our liabilities to help manage interest rate risk. During the third quarter ended March 31, 2007, stockholders equity increased $1.6 million primarily due to earnings of $862,000 and a $601,000 unrealized gain from our available for sale securities, and a stock-based compensation increase of $183,000, reduced by regular dividends to preferred stockholders.

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday May 2, 2007 to discuss financial results for the third quarter ended March 31, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-425-6195. International callers should dial 973-935-8752. When prompted by the operator, mention Conference ID 8685622. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily, single family, home equity loans, RV loans and securities. Bank of Internet offers it products through its websites at BofI.com, SeniorBofI.com, RVBank.com and ApartmentBank.com.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of May 2, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858 350-6213 gary@bankofinternet.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	March 31, 2007	June 30, 2006	March 31, 2006
Selected Balance Sheet Data:
Total assets	$846,976	$737,835	$704,667
Loans – net of allowance for loan losses	491,283	533,641	565,608
Allowance for loan losses	1,370	1,475	1,575
Mortgage-backed securities available for sale	252,211	127,261	73,503
Investment securities held to maturity	49,662	12,375	7,616
Total deposits	461,453	424,204	405,701
Securities sold under agreements to repurchase	60,000	—	—
Advances from the FHLB	243,263	236,177	221,648
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	72,996	70,246	69,944

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2007	2006	2007	2006
Selected Income Statement Data:
Interest and dividend income	$11,333	$8,410	$32,036	$23,629
Interest expense	8,463	5,830	24,227	16,124

Net interest income	2,870	2,580	7,809	7,505
Provision for loan losses	—	15	(105)	160

Net interest income after provision for loan losses	2,870	2,565	7,914	7,345
Non-interest income	226	312	971	1,077
Non-interest expense	1,603	1,484	4,794	4,369

Income before income tax expense	1,493	1,393	4,091	4,053
Income tax expense	631	565	1,676	1,629

Net income	$862	$828	$2,415	$2,424

Net income attributable to common stock	$784	$750	$2,180	$2,143

Per Share Data:
Net income:
Basic	$0.09	$0.09	$0.26	$0.26
Diluted	$0.09	$0.09	$0.26	$0.25
Book value per common share	$8.21	$7.73	$8.21	7.73
Tangible book value per common share	$8.21	$7.73	$8.21	$7.73
Weighted average number of common shares outstanding:
Basic	8,255,058	8,382,751	8,293,197	8,315,219
Diluted	8,379,237	8,536,305	8,414,021	8,500,303
Common shares outstanding at end of period	8,276,515	8,384,812	8,276,515	8,384,812
Common shares issued at end of period	8,585,515	8,509,312	8,585,515	8,509,312

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2007	2006	2007	2006
Performance Ratios and Other Data:
Loan originations	$15,791	$2,398	$21,318	$6,934
Loan originations for sale	1,825	3,081	5,785	20,968
Loan purchases	2,353	50,888	32,867	166,004
Return on average assets	0.42%	0.49%	0.41%	0.49%
Return on average common stockholders’ equity	4.66%	4.65%	4.38%	4.52%
Interest rate spread[1]	1.06%	1.17%	0.97%	1.16%
Net interest margin[2]	1.42%	1.54%	1.34%	1.55%
Efficiency ratio[3]	51.8%	51.3%	54.6%	50.9%
Capital ratios:
Equity to assets at end of period	8.62%	9.93%	8.62%	9.93%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	8.60%	9.20%	8.60%	9.20%
Tier 1 risk-based capital ratio[4]	15.47%	14.40%	15.47%	14.40%
Total risk-based capital ratio[4]	15.76%	14.75%	15.76%	14.75%
Tangible capital to tangible assets[4]	8.60%	9.20%	8.60%	9.20%
Asset Quality Ratios:
Net charge-offs to average loans outstanding[5]	—	—	—	—
Nonperforming loans to total loans[5]	—	—	—	—
Allowance for loan losses to total loans held for investment	0.28%	0.28%	0.28%	0.28%
Allowance for loan losses for nonperforming loans[5]	—	—	—	—

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
[4]	Reflects regulatory capital ratios of Bank of Internet USA only.
[5]	At March 31, 2007 and 2006, we had no nonperforming loans, no foreclosures and no specific loan loss allowances.